                                                                   EXHIBIT 23(c)



CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Laidlaw Environmental Services, Inc.:

We consent to the use of our report dated November 8, 1996, except for the last paragraph under the footnote, "Indebtedness", which is as of November 27, 1996, included in this post-effective Amendment No. 2 to the Registration Statement on Form S-4 of Laidlaw Environmental Services, Inc. relating to the consolidated financial statements of Rollins Environmental Services, Inc. as of September 30, 1996 and 1995, and for each of the years in the three-year period ended September 30, 1996 and to the reference to our firm under the heading "Experts" in post-effective Amendment No. 2 to the Registration Statement.


                                                           KPMG Peat Marwick LLP


Wilmington, Delaware
January 26, 1998